FOR IMMEDIATE RELEASE                    August 14, 2003

                         Contact:       Rosemarie Faccone
                                             Susan Jordan
                                             732-577-9996


                MONMOUTH CAPITAL CORPORATION
                  ANNOUNCES NEW ACQUISITION


     Freehold, NJ, August 14, 2003.. On August 14, 2003, Monmouth Capital Corporation (NASDAQ Small Cap: MONM), a New Jersey corporation, announced the acquisition of a 107,160 square foot industrial building in Wheeling, Illinois, for a purchase price of approximately $11,985,000. This property is net leased to FedEx Ground Package System, Inc., for twelve years.

     For purposes of this acquisition, Monmouth Capital Corporation joined with Jones Elgin I, LLC, an Illinois limited liability company, to form Wheeling Partners LLC, an Illinois Limited Liability Company, in which Monmouth holds an equity interest of approximately 63%.

     The building was purchased from Jones Elgin I, LLC, which constructed the building for the tenant.

     According to Eugene W. Landy, President of Monmouth Capital Corporation, "We have had a long and successful history working with Jones in the acquisition of other properties both for Monmouth Capital and for our sister company, Monmouth Real Estate Investment Corporation (NASDAQ/NMS: MNRTA), and are certain that this latest acquisition will prove a strong addition to our portfolio of properties." He further noted that "this property brings the total FedEx Ground Package facilities in the Monmouth Capital portfolio to three, with the other two being located in Cheektowaga, New York, and White Bear Lake, Minnesota."

     Monmouth Capital Corporation is a publicly owned real estate investment trust (REIT) that invests in mortgage backed securities, manufactured home loans, REIT preferred and common securities and equity interests in real property. MONM has operated as a public company since 1961.